Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2022, with respect to the combined financial statements of the WarnerMedia Business included in the Current Report on Form 8-K of Discovery, Inc. (renamed Warner Bros. Discovery, Inc.) filed on March 7, 2022, incorporated by reference in this Registration Statement (Form S-4) and related Prospectus of WarnerMedia Holdings, Inc. for the exchange of its senior notes.

/s/ Ernst & Young LLP

Dallas, Texas

March 22, 2023